Exhibit 99.1

LONESTAR RESOURCES US INC. PRICES

OFFERING OF SENIOR UNSECURED NOTES

Fort Worth, Texas, December 19, 2017 (PRNewswire) — Lonestar Resources US Inc. (NASDAQ: LONE) (together with its subsidiaries, “Lonestar,” “we,” “us,” “our” or the “Company”) announced today that it has priced an offering of $250 million in aggregate principal amount of its 11.250% Senior Notes due 2023 (the “notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The offering is expected to close on January 4, 2018, subject to customary closing conditions. The Company intends to use the net proceeds from the offering to redeem all of its outstanding 8.750% Senior Notes due 2019 and to reduce amounts outstanding under its revolving credit facility.

The notes and the related guarantees will be offered only to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States, to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The notes and the related guarantees have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of the notes in any jurisdiction in which such offer, solicitation or sales would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

About Lonestar

Lonestar is an independent oil and natural gas company, focused on the development, production and acquisition of unconventional oil, natural gas liquids and natural gas properties in the Eagle Ford Shale in Texas.

Cautionary Note Regarding Forward Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws.  Statements that do not relate strictly to historical or current facts are forward-looking.  These statements contain words such as “possible,” “if,” “will,” “expect” and “assuming” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant and securities of the Company may not ultimately be offered to the public because of general market conditions or other factors.  Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results.  For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2017 and subsequently filed quarterly reports on Form 10-Q.  Any forward-looking statements in this press release are made as of the date of this press release and the Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Company becomes aware, after the date hereof, unless required by law.

Lonestar Resources US Inc.

600 Bailey Avenue, Suite 200

Fort Worth, Texas 76107

(817) 546-6400